Express Scripts Names Five Members to Board of Directors Appointees Combine
              Extensive Industry and Corporate Finance Experience

     ST. LOUIS, Jan. 26 /PRNewswire/ -- Express Scripts, Inc. (Nasdaq: ESRX) today announced the election of five members to its board of directors. Frank J. Borelli, Barbara B. Hill, Stuart L. Bascomb, Gary G. Benanav and Gary E. Wendlandt will assume their directorships effective Jan. 26, 2000, at the Express Scripts board meeting.

     "These exceptional individuals have consistently demonstrated innovation and leadership in their own careers, and we look forward to their contributions in shaping Express Scripts' future," said Barrett Toan, Express Scripts president and chief executive officer. "Their depth of industry knowledge and business experience makes them a great asset."

     Frank J. Borelli has been senior vice president and chief financial officer and director of Marsh & McLennan Companies, Inc., a Fortune 500 insurance services, investment management and consulting company, since 1984. Borelli has more than 40 years of management and financial experience, including 24 years with the Deloitte Haskins & Sells partnership and five years as chief financial and administrative officer and a director of AIRCO, Inc., a manufacturer of industrial gases and medical products. Borelli is a director of two New York Stock Exchange-listed companies, The Interpublic Group of Companies, Inc. and United Water Resources. He is past national chairman and director of the Financial Executives Institute, co-chairman of the New York City Chapter of Multiple Sclerosis, and a vice chairman and director of the Private Sector Council and the Nyack Hospital. He was appointed by the Securities and Exchange Commission, the New York Stock Exchange and the National Association of Security Dealers to a Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. The committee published its report in the first quarter of 1999, and final rules regarding the subject were recently adopted by three regulatory agencies. In 1999 Borelli was awarded the CFO Magazine CFO Excellence Award in the merger & acquisition category.

     Barbara B. Hill is president and chief executive officer of Rush Prudential Health Plans, a leading managed care company serving nearly 400,000 individuals in the Chicago area. She joined Rush Prudential Health Plans in January 1996.
Hill has more than 20 years of senior management experience in health care and insurance and a strong history with both commercial and government-funded programs. Most recently, she was president of Aetna Health Plans of the Midwest, responsible for group health insurance activities in four states. Hill, who is active in numerous professional boards and committees, is a faculty member at Rush University and the immediate past-president of the Illinois Association of HMOs.

     Stuart L. Bascomb, a senior executive at Express Scripts since the company's founding in 1986, currently leads sales and pharmacy network development as executive vice president of sales and provider relations. Bascomb is past chairman of the board of the Pharmaceutical Care Management Association and a member of the Financial Executives Institute and the American Institute of Certified Public Accountants.

     Gary G. Benanav is chairman and chief executive officer of New York Life International, Inc., a wholly-owned subsidiary of New York Life Insurance Company. He also is vice chairman of New York Life Insurance Company and a member of its board of directors. Benanav has more than 25 years' experience in the insurance industry. He has served on the American Council of Life Insurance and its subcommittee on federal bankruptcy legislation. He also served on the Governor's New York Executive Advisory Commission on Insurance Industry Regulation Reform, where he was a strong advocate for deregulation of insurance company activities. Benanav serves on the board of directors of The Barnes Group, Inc., and is chairman of the Pacific Basin Economic Council-U.S.

     Gary E. Wendlandt is the newly appointed executive vice president of New York Life Asset Management, a company with more than $55 billion in assets under management, serving three primary investor markets-retail mutual fund buyers, company and individual retirement plans, and institutional investors. Wendlandt provides executive management for the company's Stable Value business: The
MainStay(R) Funds, the company's institutional and retail mutual funds; MacKay-Shield Financial Corporation and Monitor Capital Advisors, Inc., the company's money management subsidiaries; and New York Life Benefit Services, Inc., which specializes in retirement plans. Prior to joining New York Life Asset Management, Wendlandt had served in various capacities at MassMutual since 1972. Wendlandt is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. He is a trustee of Wilbraham Monson Academy in Massachusetts.

     Express Scripts, Inc., is the nation's leading independent full-service pharmacy benefit management (PBM) and specialty managed care company. Through facilities in seven states and Canada, the company serves thousands of clients throughout North America, including managed care organizations, insurance carriers, third-party administrators, employers and union-sponsored benefit plans. The company provides fully-integrated PBM services, including network claims processing; mail-order pharmacy services; benefit design consultation; drug utilization review; formulary management; disease management; medical and drug data analysis services; medical information management services, including provider profiling and outcome assessments, through Practice Patterns Science, Inc.; and informed decision counseling services through the Express Health Line(SM) division. The company also provides non-PBM services, including infusion therapy, through its subsidiary, Express Scripts Infusion Services, and distribution services through its distribution division, Express Scripts Specialty Distribution Services. Express Scripts is headquartered in St. Louis, Missouri. More information about the company can be found at http://www.express-scripts.com .

     CONTACT:  George  Paz,  Chief  Financial  Officer  or Diana  Baumohl,  Vice
President,   Investor   Relations   of   Express   Scripts,   314-702-7516,   or
mgramlich@express-scripts.com .